SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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Green Dot Corporation
(Name of Registrant as Specified In Its Charter)

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The following is an excerpt from an e-mail sent by John C. Ricci, the General Counsel of Green Dot Corporation (the “Company”), to the Company’s employees on May 5, 2016:

Proxy Materials for the 2016 Annual Meeting of Stockholders

Green Dot’s Annual Meeting of Stockholders will be held on May 23, 2016.  As Green Dot employees, many of you own shares of Green Dot stock.  At the upcoming meeting, you can vote shares of Green Dot stock that you held as of March 31, 2016, the record date for the Annual Meeting.

Depending on how you hold your Green Dot shares, you may receive multiple copies of proxy materials for the Annual Meeting as well as multiple proxy cards.

If you hold shares of Green Dot stock, whether registered in your name or in “street name,” you will receive one proxy card for each account which holds shares.  Shares held in “street name” refers to when a brokerage or other financial intermediary holds the shares in its name and not in your name, but for your account.

If you want to vote for the Company’s nominees with all of the shares you hold-whether across different accounts, in vested and unvested portions or otherwise- you should fill out a WHITE proxy card for each of your accounts or forms of ownership.

If you have any questions about how to vote your shares, or need additional assistance, please contact Innisfree M&A Incorporated, toll free at (877) 800-5186.

Please sign, date and return all WHITE proxy cards you receive from the Company to vote for the Company’s director nominees and in accordance with the Board’s other recommendations.  If you choose to vote by phone or by Internet, please vote once for each WHITE proxy card you receive in accordance with the instructions on the proxy card.

The deadline to vote is May 23, but you can vote at any time between now and then.